Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148633 on Form S-8, as amended by Post-Effective Amendment No. 1 on February 17, 2009, and Registration Statement No. 333-157355 on Form S-8 of our report relating to the consolidated financial statements and the related schedule of Noah Education Holdings Ltd. and its subsidiaries (the “Company”) dated November 20, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts), appearing in the annual report on Form 20-F of the Company for the year ended June 30, 2009.
/s/Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
November 20, 2009